Exhibit 10.2

MedCAREERS Group

WorkAbroad.com Development Proposal

Prepared for:	R. Bryan Crutchfield
C. John Dean

Proprietary Statement

This document contains confidential and proprietary information and is the property of KOSTYA, Inc. This document was prepared for the requesting party for the sole purpose of evaluating the services proposed. It is submitted to you in confidence, on the condition that you and your representatives have, by receiving it, agreed not to reproduce or copy it, in whole or in part, or to furnish such information to others, or to make any other use of it except for the evaluation purposes stated above, and to return it to KOSTYA, Inc. upon request. The previous statement shall not apply to the extent that such statement violates any federal or state laws requiring such information to be made available to the public.

KOSTYA, Inc.	360 Village Trace, Suite 15D	T. 888-756-7892
info@kostya.net	Marietta, GA 30067	F. 206-350-0524

Bryan Crutchfield
C. John Dean
MedCAREERS Group, Inc.
5 Concourse Parkway
Suite 2925
Atlanta, GA 30328

April 9, 2010

Dear Bryan and John,

Thank you for taking time to discuss the details of the WorkAborad project.

We look forward to working with you to develop a next generation job board platform to power WorkAbroad.com

In the proposal that follows, we provide a roadmap to plan, execute and deliver the product that best meets your business requirements.

We welcome the opportunity to walk through our proposal with you and address any questions that you may have. Feel free to contact me (404.477.4441) with questions or areas that may need further clarification.

Best Regards,

Konstantin Derenstein
CEO
KOSTYA, Inc.

MedCAREERS Group - WorkAbroad.com Development Proposal
Proprietary & Confidential - KOSTYA, Inc.

1. Project Background

MedCAREERS Group mission is to become a leader in the healthcare career arena with a focus on the healthcare professional. MedCAREERS Group’s goal is to build itself into a complete resource for the healthcare professional with an emphasis and understanding of what healthcare professionals need as a resource to assist them in maximizing their careers. MedCAREERS Group aims to be the "go to" place for the healthcare professional community. MedCAREERS Group intends to offers easy, comprehensive solutions and information that is exclusively healthcare related.

Workabroad.com is a tremendous domain name for furthering MedCAREERS Group strategy of providing information to and facilitating the life and careers of healthcare professionals.  There are a number of international healthcare professionals that currently visit workabroad.com and MedCAREERS Group intends to expand the offerings on the website to further meet the needs of these people.

Platform Overview

KOSTYA’s Job Board platform will laverage search engine optimization technology to seamlessly integrate job search and job posting with popular social networking sites.  This platform will include:

•	Search Engine Optimized architecture
•	Integration with Social Networks (LinkedIn, Facebook, Twitter)
•	Job Aggregator and Internet Spidering Capabilities
•	Integration with Indeed.com

2. Project Methodology

KOSTYA follows internationally recognized standards for project management best practices on all of its projects.  KOSTYA will tailor its Project Engagement Methodology to accommodate the following objectives:

•
Initiation: KOSTYA and MedCAREERS Group will conduct business and technical meetings to identify all key personnel and information required for the project.  Deliverables and a high level project schedule are identified and documented during this phase. A dedicated Project Manager will be assigned to the project.

•
Planning: KOSTYA will create a detailed project plan, including a project schedule and list of deliverables to be presented to MedCAREERS Group.  In this phase, KOSTYA will need access to technical information (existing source code, design documents, website access, etc.) identified during initiation.

MedCAREERS Group - WorkAbroad.com Development Proposal
Proprietary & Confidential - KOSTYA, Inc.

•	Executing: KOSTYA will provide deliverables and perform all services outlined in the project plan for BMedCAREERS Group.

•
Monitoring and Control: For the duration of the project, KOSTYA will provide MedCAREERS Group with project status updates and progress reports.  Issue and Change logs will be maintained by KOSTYA. Project Manager will be the principal contact point for communication regarding the project.

3. Software Lifecycle

KOSTYA has developed a strong approach to successful implementation of software development project. This proven method will provide the framework for this project.

•
Requirements: Requirements sessions consist of interviews between MedCAREERS Group and members of our team. These interviews help MedCAREERS Group refine their understanding of system requirements and identify any gaps in the existing documentation.  This is a critical phrase that will be a foundation for the rest of the process.

•
Design: We begin designing a system from high level module breakdown to detailed design.   The elements of design include user interface abstractions, navigation methods, information architecture.  Detailed design includes software architecture: technology selection, database modeling, system interface design.  Detailed design refines the logic driving the system to the point where it can be unambiguously and efficiently realized in an application.

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Development: KOSTYA employs an agile development process. MedCAREERS Group is allowed input and can provide feedback throughout this process. This ensures that clients receive a solution that fits their requirements.

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Quality Assurance: KOSTYA enforces strict quality control to ensure that the website emerges from the development process is error-free, reliable and meets MedCAREERS Group objectives.  To facilitate high standards of quality, KOSTYA creates a set of test cases that will be checked after design phase is completed, or before a new release is deployed.

•
Deployment: KOSTYA will configure and deploy the application for MedCAREERS Group on a production server. We install the completed application and perform functional and performance testing to ensure it is stable at the expected operating conditions.

•	Maintenance: Our commitment to successful development does not end after the application is launched. KOSTYA offers services to support and continue to improve the application on an ongoing basis.

MedCAREERS Group - WorkAbroad.com Development Proposal
Proprietary & Confidential - KOSTYA, Inc.

4. Our Approach

KOSTYA’s approach is to construct a custom website application that is designed specifically to fit the needs of MedCAREERS Group website.

High Level Functionality

The following are a set of high level functions:

Candidate

•	Job search (boolean, zip code radius), application
•	Multiple resumes, document files, video
•	Job alerts via email
•	RSS job feeds subscription
•	Email job to friend, show me jobs like this one
•	Registration, login, profile editing
•	Single sign on: Ning, BuddyPress, membership website
•	Application history, saved jobs, saved searches
•	Resume privacy & search control
•	Employers directory
•	Candidate payments

Employer

•	Job posting, applications tracking, adding video
•	Assessment questionnaire
•	Resume searching (incl. attached files / zip code radius)
•	Resume search agents / email alerts
•	Registration, login, account management
•	Sub accounts
•	Employer profile page
•	Employer career portal (branded mini site with job listing)
•	Job wrapping service
•	Bulk jobs posting via XML interface
•	Services purchase via credit card or invoice
•	Candidate bulk messaging

Administrator

•	Candidates & resumes management
•	Employers management
•	Jobs management
•	Content Management System
•	Look & feel / design customization

MedCAREERS Group - WorkAbroad.com Development Proposal
Proprietary & Confidential - KOSTYA, Inc.

•	Simplified content editing via front end
•	Personalized widgets / CRM Dashboard
•	Advertising / banner management
•	Bulk posting integration (XML / HTTP interface, Broadbean)
•	Job syndication: XML feeds for Indeed, Oodle, Google Base, etc
•	Backfilling: Simplyhired & Indeed jobs within your search results
•	Social networks & blogs integration, single sign on
•	Job wrapping (spider integrated)
•	Auto-post jobs to Twitter
•	Customizable registration & seach forms, dropdown listings
•	Configurable automated emails
•	Mass email marketing integration
•	External RSS feeds reader
•	25 configurable reports & XLS export
•	Candidate & employer data: export & import via CSV
•	Flexible pricing (incl. pay per application, charging job seeker)
•	Payment systems: Paypal, Authorize.net, Moneybookers

Additional Functionality

Additional functionality that is can be added to the platform, but not included in the original scope:

•	XML Spidering
•	LinkedIn Integration
•	Mobile Version
•	Employee Portal
•	Multilingual Support

Technology

Based on our preliminary analysis of the requirements and existing systems, we are anticipating that KOSTYA will license and customize JobMount platform from Apsen Technology Labs for the Job Board functionality.

MedCAREERS Group will have an option to purchase complete unencrypted source code for the final product.

MedCAREERS Group - WorkAbroad.com Development Proposal
Proprietary & Confidential - KOSTYA, Inc.

5. Estimated Cost

This project implementation be billed on a Fixed Bid basis. Below is the breakdown of costs by phase project duration.

Phase
	Duration (weeks)	Cost
Requirements	1	$1,000
Specification	1.5	$1,500
Design	2	$4,000
Licensing	-	$6,500
Development	8	$5,500
Testing	2	$2,000
Deployment	1.5	$3,000
	16	$21,500

The pricing above includes $2,000 ad Server integration.

Optional components not included in the above price are:

•	Salary Guide - $3,000
•	Job Spidering Technology - $99 / per client / month
•	Web Scraping Technology - $99 / 10,000 pages / month

Software Maintenance, Production Support and Hosting services are billed on a monthly basis. 12 month support contract is required.

Service
Cost
Maintenance & Production Support	$1,500
Virtual Private Hosting	$500
$2,000

MedCAREERS Group - WorkAbroad.com Development Proposal
Proprietary & Confidential - KOSTYA, Inc.

Changes or additions requested by MedCAREERS Group that go beyond the original scope, will be billed at the rates presented below.  Formal change requests must be submitted and accepted by both parties before changes to the project will be incorporated.

Resource	Rate (hour)
Software Architect	$100.00
Developer	$30 -$80	*
Graphical Designer	$30.00
Project Manager	$100.00
Tester	$30.00
System Engineer	$110.00
Copy Writer	$25.00

* The rates for developers depending on location of the developer and skill-level. KOSTYA currently has development resources in Atlanta USA, Kharkov and Kiev, Ukraine and Rostov-on-Don, Russia

6. Estimated Schedule

Estimated start time: June, 2010

Estimated duration of the project is 16 weeks, with a start time determined by MedCAREERS Group, but no later than July, 2010.

8. Additional Services

Mobile Development

With experience in mobile development, KOSTYA can create a mobile application or version of the website that can be access from mobile devices. We can develop applications for Blackberry, iPhone / iPad and Windows Mobile devices.

Managed Hosting

KOSTYA offers dedicated, full-service managed hosting for its clients.  After the design phase is complete, KOSTYA will be able to provide MedCAREERS Group with a proposal for website monitoring, hosting and support.

Search Engine Marketing

KOSTYA offers Search Engine Marketing services, including Search Engine Optimization and Pay-Per-Click Management. We would be glad to discuss various opportunities that would bring traffic to MedCAREERS Group website.

MedCAREERS Group - WorkAbroad.com Development Proposal
Proprietary & Confidential - KOSTYA, Inc.

7. Assumptions

In this proposal, KOSTYA made the following assumptions:

•	This proposal does not include Sales or Marketing Services. It will be the sole responsibility of MedCAREERS Group to promote the website and attract employees, candidates and advertisers

•	MedCAREERS Group project sponsors will be available to KOSTYA to conduct requirement sessions, review designs, and perform user acceptance.

•	MedCAREERS Group will be responsible for providing Merchant Account information for accepting Credit Card Payment. Authorize.net or PayPal can be used within the platform.

•	KOSTYA’s guarantees uptime of 99.9% for WorkAborad.com

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Hosting fees are subject to change if traffic or performance requirements of the website change significantly above the assumed traffic of 30,000 views per day.  Currently, WorkAborad.com is receiving on average 3,000 views per day.

For MedCAREERS Group: By: /s/ Robert Bryan Crutchfield Print Name: Robert Bryan Crutchfield Title: CEO	For KOSTYA, Inc. By: /s/ Konstantin Derenstein Print Name: Konstantin Derenstein Title: CEO

MedCAREERS Group - WorkAbroad.com Development Proposal
Proprietary & Confidential - KOSTYA, Inc.